EXHIBIT 99

FEBRUARY 5, 2002

FOR IMMEDIATE RELEASE
CONTACT DEE SALOMON - 212. 626.6183

         KASPER A.S.L., LTD. ANNOUNCES "PRE-ARRANGED" CHAPTER 11 FILING
                            AS FIRST STEP IN PLAN TO
                       RETURN THE COMPANY TO PROFITABILITY

               KASPER'S BANKS APPROVE $35 MILLION CREDIT FACILITY

                          "BUSINESS AS USUAL" AT KASPER

New York - Kasper A.S.L., Ltd. announced today that it is taking the first step in a plan designed to return the company to profitability, by filing for financial reorganization under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

John D. Idol, Chairman and Chief Executive Officer, said: "Given the substantial losses incurred over the past two years, it became clear that, without a reorganization, the company would not be able to meet its financial obligations under the heavy burden of approximately $110 million in bond debt at 13% interest. We have been working closely with an ad hoc committee of our bondholders which is authorized to speak for approximately 80% of the bond debt, and that ad hoc committee has now agreed to a comprehensive, pre-arranged plan in which all of the bond debt, and all other unsecured debt, would be converted into equity in the reorganized company."

The understanding reached between the company and the ad hoc committee of its bondholders on the terms of a reorganization plan is also supported by the company's existing bank group, led by JP Morgan Chase, which is providing a $35 Million Debtor-in-Possession (DIP) financing facility during the reorganization.

Mr. Idol also said: "The $35 Million DIP facility provided by our existing bank group will not only allow us to continue 'business as usual' during the reorganization, but will permit us to execute our plans to invest in and develop our business." Idol added: "Given the DIP facility, and the pre-arranged plan supported by the ad hoc committee of bondholders, we expect to complete the reorganization process this year with a revitalized business and a financially and operationally stronger and healthier company."

David A. Strumwasser, Managing Director of Whippoorwill Associates, said on behalf of the ad hoc committee of bondholders: "We believe the company's new management team, led by John Idol, has already made substantial strides toward addressing the key operating issues which have negatively impacted the company's performance. We are confident that the plan of reorganization represents the best opportunity for the bondholders and other creditors to realize value from their stake in the company."

Kasper A.S.L., Ltd. is a leading marketer and manufacturer of women's suits and sportswear. The Company's brands include Albert Nipon, Anne Klein, Kasper and Le Suit. These brands are sold in over 3,000 retail locations throughout the United States, Europe, the Middle East, Southeast Asia and Canada. The Company also licenses its Albert Nipon, Anne Klein, and Kasper brands for various men's and women's products.


This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. For a discussion of those risks and uncertainties, please see "Disclosure Regarding Forward-Looking Information" in Kasper's Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission on November 19, 2001. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.